UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
June 15, 2009

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
41 Pinelawn Road
Melville, NY 11747

(Address of principal executive offices)
(631) 962-2000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On July 6, 2009, OSI Pharmaceuticals, Inc., a Delaware corporation (“OSI”) entered into a Purchase and Sale Agreement (the “Agreement”) with Millsaw Realty L.P., a Delaware limited partnership (“Millsaw”), for the purchase of certain real property located in Ardsley, New York (the “Property”). The Property consists of a 43 acre pre-existing research and development campus in Ardsley, New York (with 400,000 square feet of pre-built lab and office space). Specifically, the Property includes the following: (i) the land, buildings, all improvements on and to the land and all fixtures and (ii) all furniture, furnishings, equipment, machinery, inventory and other personal property located on the land and in the buildings. The Agreement provides for the sale of the Property by Millsaw to OSI for total consideration of $27 million in cash, payable in the following manner: (i) the down payment of $2.7 million payable on July 6, 2009 and (ii) the remaining $24.3 million payable on the closing date of August 5, 2009 (the “Closing Date”). OSI may accelerate the Closing Date to an earlier date (that is not before July 20, 2009) by providing five business days prior notice to Millsaw. On the Closing Date, Millsaw shall convey to OSI fee simple title to the Property. The closing of this transaction is subject to the satisfaction of customary closing conditions. After the closing of this transaction, OSI plans to utilize the Property as its new corporate headquarters.
Item 2.05. Costs Associated With Exit or Disposal Activities
     As a result of the execution of the Agreement, OSI has committed to a plan to consolidate its U.S. operations to Ardsley, New York. OSI anticipates initiating the consolidation of approximately 350 current employees from its facilities in Melville and Farmingdale, New York, Boulder, Colorado, and Cedar Knolls, New Jersey in the second half of 2009. The purpose of this consolidation is to simplify OSI’s business by bringing together all the elements of its U.S. operations onto a single site. OSI also anticipates that the consolidation will deliver significant future operating synergies and will allow for foreseeable expansion needs.
     OSI expects to incur costs in connection with its consolidation of its operations to Ardsley, New York. However, as of the date of this Current Report on Form 8-K, OSI is unable to make a good faith determination of an estimate or range of estimates of the costs expected to be incurred in connection with this consolidation, or of each major type of cost associated with the consolidation, or of the amount of any charges that will result in additional future cash expenditures. These costs and charges are subject to a number of assumptions, and may vary based on a variety of different factors and conditions. Accordingly, OSI will file one or more amendments to this report, as necessary, upon the determination of such estimates or range of estimates.
     On July 7, 2009, OSI issued a press release regarding the consolidation. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.
     On June 15, 2009, OSI announced that the U.S. Food and Drug Administration has accepted for filing and review the supplemental New Drug Application for the use of Tarceva® (erlotinib) as a first-line maintenance treatment for patients with advanced non-small cell lung cancer who have not progressed following first-line treatment with platinum-based chemotherapy. A copy of OSI’s press release, dated June 15, 2009, is attached as Exhibit 99.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 7, 2009.
99.2	Press Release, dated June 15, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2009	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 7, 2009.
99.2	Press Release, dated June 15, 2009.